Exhibit 99.1

CONTACTS:

Shelly Doran	317.685.7330	Investors
Les Morris	317.263.7711	Media

FOR IMMEDIATE RELEASE

SIMON PROPERTY GROUP ANNOUNCES NEW $4.0 Billion REVOLVING CREDIT FACILITY

Indianapolis, Indiana — October 5, 2011... Simon Property Group, Inc. (the “Company”) (NYSE: SPG) today announced that it has entered into a new unsecured revolving credit facility that increases the Company’s revolving borrowing capacity to $4.0 billion. This facility, which can be increased to $5.0 billion during its term, will initially mature on October 30, 2015, and can be extended for an additional year to October 30, 2016 at the Company’s sole option.  The base interest rate on the Company’s new facility is LIBOR plus 100 basis points. In addition, the new facility provides for a money market competitive bid option program that allows the Company to hold auctions to achieve lower pricing for short-term borrowings.  The facility also includes a $2.0 billion multi-currency tranche for Euro, Yen, Sterling, and Canadian Dollar borrowings.

“There was very strong lender demand in our new credit facility, with commitments received from 33 financial institutions aggregating over $5.0 billion,” said David Simon, Chairman and Chief Executive Officer. “This expanded credit facility size, at a significantly lower pricing grid and a new maturity term of up to 5 years, further enhances our already strong financial flexibility.”

For this facility, JPMorgan Chase and Bank of America Merrill Lynch were Joint Lead Arrangers and Joint Bookrunners; Royal Bank of Scotland and Sumitomo Mitsui Banking Corporation were Joint Lead Arrangers and Co-Syndication Agents; Barclays, Citibank, Compass, Credit Suisse, Deutsche, Goldman Sachs, Morgan Stanley, PNC, SunTrust, Royal Bank of Canada, UBS, and U.S. Bank were Co-Documentation Agents; and Fifth Third, Regions, The Bank of Nova Scotia, and Union Bank were Senior Managing Agents.  In addition to the above financial institutions, there were 13 Co-Lenders in the facility.

About Simon Property Group

Simon Property Group, Inc. is an S&P 500 company and the largest real estate company in the U.S.  The Company currently owns or has an interest in 391 retail real estate properties comprising 261 million square feet of gross leasable area in North America, Europe and Asia.  Simon Property Group is headquartered in Indianapolis, Indiana and employs more than 5,000 people worldwide. The Company’s common stock is publicly traded on the NYSE under the symbol SPG. For further information, visit the Simon Property Group website at www.simon.com.